UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RETROPHIN, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

RETROPHIN, INC.

777 Third Avenue, 22nd Floor

New York, NY 10117

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On             , 2015

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Retrophin, Inc., a Delaware corporation (the “Company”). The meeting will be held on            , 2015 at 10:00 a.m. local time at Retrophin, Inc., 777 Third Avenue, 22nd Floor, New York, NY for the following purposes:

1.	To ratify the Company’s prior issuance of stock options to purchase 1,928,000 shares of common stock and 230,000 restricted shares of common stock granted to employees between February 24, 2014 and August 18, 2014, as required pursuant to the Listing Rules of the Nasdaq Stock Market LLC (“Nasdaq”), in order to allow the Company to regain compliance with such Nasdaq Listing Rules; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Special Meeting is             , 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Margaret Valeur-Jensen, Ph.D., J.D.
General Counsel

New York, New York

            , 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PRELIMINARY COPY – SUBJECT TO COMPLETION

RETROPHIN, INC.

777 Third Avenue, 22nd Floor

New York, NY 10117

PROXY STATEMENT

FOR A SPECIAL MEETING OF STOCKHOLDERS

To be held on            , 2015

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive these proxy materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Retrophin, Inc. (sometimes referred to as the “Company,” “Retrophin,” “we” or “us”) is soliciting your proxy to vote at a Special Meeting of Stockholders (the “Special Meeting”), including any adjournments or postponements of the Special Meeting. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we are also providing access to our proxy materials over the internet, which can be accessed at                    .

We intend to mail these proxy materials on or about             , 2015 to all stockholders of record entitled to vote at the Special Meeting.

Who can vote at the Special Meeting?

Only stockholders of record at the close of business on January 13, 2015 (the “record date”) will be entitled to vote at the Special Meeting. On the record date, there were                 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with the Company’s transfer agent, Standard Registrar & Transfer Co. Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

The Company is presenting one proposal for stockholder vote.

The proposal to be voted on is the ratification of the Company’s prior issuance of stock options to purchase 1,928,000 shares of common stock and 230,000 restricted shares of common stock granted to employees between February 24, 2014 and August 18, 2014, as required pursuant to the Listing Rules of the Nasdaq Stock Market LLC (“Nasdaq”), in order to allow the Company to regain compliance with such Nasdaq Listing Rules. You may find information about this proposal beginning on page 5 of this proxy statement.

You may vote “For” the proposal, vote “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

What if another matter is properly brought before the Special Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may (a) vote in person at the Special Meeting or (b) vote by proxy using the enclosed proxy card, over the telephone or through the internet. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Your signed proxy card must be received by 5:00 PM U.S. Eastern time on , 2015 to be counted.

•	To vote over the telephone, dial toll-free using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 5:00 PM U.S. Eastern time on , 2015 to be counted.

•	To vote through the internet, go to to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 5:00 PM U.S. Eastern time on , 2015 to be counted.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with this proxy statement from that organization rather than from Retrophin. Simply complete and mail the proxy card as directed by the voting instructions to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with our proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date.

What if I return a proxy card or otherwise vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, your shares will be voted “For” the ratification of the Company’s prior issuance of stock options to purchase 1,928,000 shares of common stock and 230,000 restricted shares of common stock granted to employees between February 24, 2014 and August 18, 2014, as required pursuant to the Listing Rules of Nasdaq, in order to allow the Company to regain compliance with such Nasdaq Listing Rules.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to Retrophin’s Secretary at 777 Third Avenue, 22nd Floor, New York, NY 10117.

•	You may grant another proxy by telephone or through the internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Special Meeting and vote in person. However, simply attending the Special Meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will also have the same effect as “Against” votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of stockholders. The proposal to ratify the Company’s prior issuance of equity awards granted to employees between February 24, 2014 and August 18, 2014, as required pursuant to the Listing Rules of Nasdaq, in order to allow the Company to regain compliance with such Nasdaq Listing Rules, is a non-routine matter.

How many votes are needed to approve the proposal?

To be approved, the proposal to ratify the Company’s prior issuance of equity awards granted to employees between February 24, 2014 and August 18, 2014, as required pursuant to the Listing Rules of Nasdaq, in order to allow the Company to regain compliance with such Nasdaq Listing Rules, must receive a “For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will also have the same effect as “Against” votes.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Special Meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Special Meeting or by proxy. On the record date, there were                  shares outstanding and entitled to vote. Thus,                  shares must be represented by stockholders present at the Special Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Special Meeting or a majority of the votes present at the Special Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file no later than             , 2015. If final voting results are not available to us in time to file a Form 8-K on or before             , 2015, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL

RATIFICATION OF EMPLOYEE EQUITY AWARDS

Overview

In January 2014, the Company began trading on The Nasdaq Global Market under the symbol “RTRX”. As a company traded on The Nasdaq Global Market, the Company is subject to the Listing Rules of Nasdaq, including Listing Rule 5635(c), which requires stockholder approval prior to the issuance of securities when a stock option or purchase plan is to be established or other equity compensation arrangement made. Nasdaq provides for specific exceptions to Listing Rule 5635(c), including exceptions for equity awards that qualify as “inducement awards”, which are awards to a person not previously an employee or director of the company, or following a bona fide period of non-employment, as an inducement material to the individual entering into employment with the company.

Between February 24, 2014 and August 18, 2014, the Company issued to employees of the Company stock options to purchase 1,928,000 shares of the Company’s common stock (the “Options”) and 230,000 shares of restricted common stock (the “Restricted Stock” and together with the Options, the “Equity Awards”) without stockholder approval. A detailed description of each Equity Award is set forth on Appendix A to this Proxy Statement. Believing that the Equity Awards qualified as “inducement awards”, the Company disclosed the Equity Awards as “inducement awards” in a press release issued on October 3, 2014.

On December 9, 2014, the Company received a letter from Nasdaq indicating that Nasdaq determined that the Company did not comply with the stockholder approval requirement of Listing Rule 5635(c), related to the Company’s grant of the Equity Awards. Upon review of the Equity Awards, Nasdaq determined that the Equity Awards did not satisfy all of the criteria to qualify as “inducement awards”.

In order to regain compliance with Listing Rule 5635(c), we have submitted this proposal to our stockholders for approval in order to ratify the Company’s prior issuance of the Equity Awards. Ratification of the Equity Awards at the Special Meeting is part of a plan of compliance that the Company previously submitted to, and which was subsequently approved by, Nasdaq.

Why we are asking our stockholders to ratify the Equity Awards

We believe that our continued listing on The Nasdaq Global Market is vital to our long-term success. Approval of this proposal by our stockholders, as part of a plan of compliance approved by Nasdaq, will allow us to regain compliance with Listing Rule 5635(c) and avoid being delisted as a result of our prior issuance of the Equity Awards.

The Equity Awards were previously granted by us as a vital part of our compensation program to promote an ownership culture and serve to ensure that the compensation of our employees is linked to our long-term success. We believe that the Equity Awards were appropriate to attract and retain new employees and to provide incentives for such persons to exert maximum efforts for our success and ultimately increase stockholder value.

If this proposal is not approved by our stockholders at the Special Meeting, we would be required to identify alternative plans to regain compliance with Listing Rule 5635(c), which may not be possible under the circumstances. In the event we were able to identify an alternative plan of compliance, it may include the exchange and/or issuance of new equity awards or the payment of cash compensation, each of which would be time consuming and expensive to implement.

In the event that we fail to regain compliance with Listing Rule 5635(c), Nasdaq may delist our common stock. Any such delisting would adversely affect the market liquidity of our common stock and the market price of our common stock could decrease. The delisting of our common stock from Nasdaq could also adversely affect our ability to obtain financing for the continuation of our operations and/or result in the loss of confidence by investors, employees and other stakeholders in the Company.

Other aspects of our plan of compliance approved by Nasdaq

In addition to having our stockholders approve this proposal at the Special Meeting, there are other aspects of our plan to Nasdaq to regain compliance with Listing Rule 5635(c).

First, until such time that this proposal is approved by our stockholders at the Special Meeting, we will not permit any of the Options from being exercised and we will not permit shares of our common stock from being issued upon the vesting of the Restricted Stock. These restrictions ensure that the Equity Awards do not result in the issuance of additional shares of common stock prior to the approval of this proposal at the Special Meeting.

Second, we have entered into a lock-up agreement with the holder of the Restricted Stock, pursuant to which such employee has agreed not to sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any shares of our common stock that have been acquired pursuant to the vesting of the Restricted Stock. The lock-up agreement will terminate by its terms following the approval of this proposal at the Special Meeting.

Third, promptly following approval of this proposal at the Special Meeting, our Board of Directors has committed to take action to reduce the stockholder-approved share reserve under the Company’s 2014 Incentive Compensation Plan (the “Plan”) by an amount equal to 75,000 shares of common stock, which represents the number of shares of common stock previously sold by a former employee of the Company upon the vesting of a restricted common stock award that was previously issued by the Company on February 24, 2014 and was believed by the Company to qualify as an “inducement award” and included in the Company’s October 3, 2014 press release (the “Terminated RSU”). Nasdaq likewise determined that the issuance of the Terminated RSU was not in compliance with Listing Rule 5635(c). Because the underlying shares have already been resold into the market, in lieu of seeking ratification of this grant, the Company has committed to reduce the stockholder-approved share reserve under the Plan by 75,000 shares of common stock to ensure that our stockholders will not suffer dilution as a result of the Terminated RSU beyond an amount already authorized as part of the approval of the Plan.

Interests of directors and executive officers

No director or executive officer of the Company since the beginning of the last fiscal year, other than Alvin Shih, was a recipient of an Equity Award. Dr. Shih, our Executive Vice President of Research & Development, is the holder of the Restricted Stock, which was granted on June 1, 2014. Given Dr. Shih’s ownership interest in the Restricted Stock, he has a direct interest in this proposal.

Required vote and Board of Directors recommendation

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Special Meeting will be required to approve this proposal. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE PROPOSAL

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of                      by: (i) each director, (ii) each named executive officer, (iii) each person known by us to beneficially own more than 5% of all outstanding shares of our common stock, and (iv) all executive officers and directors of the Company as a group. The table is based upon information supplied by our executive officers and directors and a review of Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on                  shares outstanding on                      , adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other convertible securities that are either immediately exercisable or exercisable on or before                      , which is 60 days after December 31, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The address for each person or entity listed in the table is c/o Retrophin, Inc., 777 Third Avenue, 22nd Floor, New York, NY 10117.

5% or greater stockholders	Number of shares beneficially owed	Percentage of shares beneficially owned
Prudential Financial, Inc. (1) 751 Broad Street Newark, New Jersey 07102-3777
Opaleye, L.P. (2) 9B Russell Street Cambridge, MA 02140
QVT Financial LP (3) 1177 Avenue of the Americas, 9th Floor New York, New York 10036
Broadfin Capital, LLC (4) 237 Park Avenue, Suite 900 New York, New York 10017

Directors and named executive officers
Steve Richardson (5)
Stephen Aselage (6)
Cornelius Golding (7)
Gary Lyons (8)
Jeffrey Meckler (9)
Alvin Shih (10)
Margaret Valeur-Jensen (11)
Martin Shkreli
Marc Panoff
All current executive officers and directors as a group ( persons)

*	Represents beneficial ownership of less than one percent.

(1)	Prudential Financial, Inc. (“Prudential”) is a parent holding company and the indirect parent of Jennison Associates LLC (“Jennison”) and Quantitative Management Associates LLC, who are the beneficial owners of 2,602,564 and 1,000 shares of the Company’s common stock, respectively. This information was derived from a Schedule 13G/A filed with the SEC on May 9, 2014. Jennison filed a separate Schedule 13G/A with the SEC on May 7, 2014. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. Prudential indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to our common stock held by the Managed Portfolios.
(2)	Opaleye GP LLC (“LLC”) and James Silverman share voting and investment power with respect to the shares held by this stockholder. The LLC is the general partner of Opaleye, L.P. James Silverman is the sole member and manager of the LLC. Such amount includes 366,666 shares of common stock issuable upon exercise of warrants to purchase our common stock. This information was derived from a Form 3 filed with the SEC on January 3, 2014.
(3)	QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund V LP and other private investment funds (collectively, the “Funds”). The Funds aggregately own 1,666,668 shares of our common stock. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,666,668 shares of our common stock, consisting of the shares owned by the Funds. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of our common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Funds, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Funds, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,666,668 shares of our common stock. An entity affiliated with QVT Financial (the “Additional Holder”) beneficially owns 144,446 shares of our common stock. Each of QVT Financial, QVT Financial GP LLC, QVT Associates GP LLC and the Funds disclaims beneficial ownership of the shares owned by the Additional Holder. This information was derived from a Schedule 13G/A filed with the SEC on February 14, 2014.
(4)	Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler share voting and disposition power with respect to the shares held by this stockholder. This information was derived from a Schedule 13G filed with the SEC on January 17, 2014.
(5)	Includes shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of .
(6)	Includes shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of . Includes shares of common stock issuable upon the vesting of restricted common stock.
(7)	Includes shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of .
(8)	Includes shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of .
(9)	Includes shares of common stock issuable upon exercise of stock options which have vested or will vest within 60 days of .
(10)	Includes shares of common stock issuable upon the vesting of restricted common stock.
(11)	Includes shares of common stock issuable upon the vesting of restricted common stock.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for the fiscal years 2013 and 2014 to its named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Stephen Aselage,	2014	202,170	—	1,009,000	7,206,000	12,500	(2)	8,429,670
Chief Executive Officer and Director (3)	2013	—	—	—	—	—		—

Martin Shkreli,	2014	237,500	300,000	—	7,600,000	62,500	(4)	8,200,000
Former Chief Executive Officer	2013	252,091	1,233,430	—	9,925,200	—		11,410,721

Alvin Shih,	2014	262,500	50,000	3,165,490	—	—		3,477,990
Executive Vice President of Research and Development	2013	—	—	—	—	—		—

Margaret Valeur-Jensen,	2014	70,833	—	945,000	—	—		1,015,833
General Counsel

Marc Panoff,	2014	269,675	76,667	1,900,000	—	840,090		3,086,132
Former Chief Financial Officer	2013	142,153	104,155	157,808	—	—		404,116

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards granted during 2013 and 2014 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). These amounts do not reflect the actual economic value that will be realized by the named executive officer in connection with such equity awards.
(2)	Amount shown represents fees paid to Mr. Aselage as a member of the Board of Directors prior to becoming an employee.
(3)	Mr. Aselage was appointed as our Chief Executive Officer in October 2014.
(4)	Amount shown represents severance payments to Mr. Shkreli.

Compensation Arrangements

Martin Shkreli

On October 13, 2014, Martin Shkreli resigned as a member of the Company’s Board of Directors and as an employee of the Company, and from any and all other positions that he held with the Company. Pursuant to his employment agreement, Mr. Shkreli was entitled to receive his annual base salary, any unpaid bonus and health insurance coverage on the same terms as made available to the Company’s employees for a period of twelve months following such termination. Mr. Shkreli received a base salary of $252,091 and a bonus of $1,233,430 for fiscal 2013 and a base salary of $237,500 and a bonus of $300,000 for fiscal 2014.

Stephen Aselage

On November 6, 2014, the Board of Directors appointed Stephen Aselage as the Company’s Chief Executive Officer. Prior to such appointment, Mr. Aselage had been serving as the Company’s interim Chief Executive Officer.

In connection with his appointment as the Company’s Chief Executive Officer, the Board of Directors (i) approved an increase in Mr. Aselage’s annual base salary to $480,000, (ii) approved an increase in Mr. Aselage’s bonus target percentage to 60% of his base salary, (iii) granted Mr. Aselage an option to purchase 300,000 shares of the Company’s common stock at an exercise price per share equal to $10.09, which was the closing price of the Company’s common stock on the date of grant, and (iv) granted Mr. Aselage a restricted stock unit covering 100,000 shares of the Company’s common stock. The shares subject to the option vest in four equal quarterly installments starting on the first anniversary of the date of grant, and all the shares subject to the restricted stock unit will vest on the one-year anniversary of the date of grant; provided that if Mr. Aselage’s employment with the Company is terminated prior to the one-year anniversary of the date of grant, 1/12th of the shares subject to the restricted stock unit shall vest for each full month past the grant date that Mr. Aselage has provided services to the Company.

Alvin Shih, M.D.

Alvin Shih, M.D. received a base salary of $262,500 and a bonus of $50,000 for fiscal 2014. Dr. Shih was awarded 230,000 shares of restricted common stock pursuant to his employment agreement, a pro rata portion of which will vest quarterly during the 3 years following his employment date.

Margaret Valeur-Jensen, Ph.D.

On November 11, 2014, the Board of Directors appointed Margaret Valeur-Jensen, Ph.D. as the Company’s General Counsel, effective November 17, 2014.

In connection with her appointment as the Company’s General Counsel, Ms. Valeur-Jensen will be entitled to receive a base salary of $425,000 per year, and was granted a restricted stock unit covering 100,000 shares of the Company’s common stock. In addition to her base salary, Ms. Valeur-Jensen is entitled to a discretionary annual performance-based cash bonus, with a target bonus equal to 50% of her base salary. The shares subject to the restricted stock unit will vest on November 1, 2015.

Marc Panoff

Marc Panoff received a base salary of $269,374 and a bonus of $76,667 for fiscal 2014. On February 24, 2014, Mr. Panoff received a discretionary award of 100,000 restricted shares of common stock of the Company, a pro rata portion of which vested quarterly over 3 years.

Employment Agreements

Shkreli Employment Agreement

On December 16, 2013, the Company entered into an employment agreement with Mr. Shkreli (the “Shkreli Employment Agreement”), pursuant to which Mr. Shkreli served as the Company’s Chief Executive Officer.

In accordance with the terms of the Shkreli Employment Agreement, Mr. Shkreli was paid (i) a base salary in the amount of $300,000, and (ii) at the sole discretion of the Board of Directors, an annual bonus award based upon specific goals and performance metrics. Mr. Shkreli was also awarded options to purchase 1,080,000 shares of restricted common stock of the Company, a pro rata portion of which vested quarterly over 3 years.

On February 24, 2014, Mr. Shkreli received discretionary awards of options to purchase an aggregate of 400,000 shares of common stock of the Company, (i) 200,000 of which vested in twelve equal installments on the last day of each calendar quarter beginning on March 31, 2014, (ii) 100,000 of which vested upon such time as the Company’s revenues meet or exceed $50 million in the aggregate over any consecutive four fiscal quarter period (but no earlier than February 24, 2015), (iii) 50,000 of which vested upon such time as the trailing twenty day average of the closing price of the Company’s common stock equals or exceeds $25 per share (but no earlier than February 24, 2015) and (iv) 50,000 of which vested upon such time as the trailing twenty day average of the closing price of the Company’s common stock equals or exceeds $33 per share (but no earlier than February 24, 2016).

In connection with Mr. Shkreli’s resignation, the Company agreed that Mr. Shkreli’s resignation as an employee of the Company was for “good reason”, and therefore, pursuant to the terms of the Shkreli Employment Agreement, Mr. Shkreli was entitled to receive his annual base salary, any unpaid bonus and health insurance coverage on the same terms as made available to the Company’s employees for a period of twelve months following such termination.

Shih Employment Agreement

On May 29, 2014, the Company entered into an employment agreement with Dr. Shih (the “Shih Employment Agreement”), pursuant to which Dr. Shih has served as the Executive Vice President of Research and Development of the Company since June 2, 2014.

In accordance with the terms of the Shih Employment Agreement, Dr. Shih will be paid (i) a base salary in the amount of $450,000, and (ii) an annual cash bonus award of up to 50% of Dr. Shih’s then-applicable salary, which cash bonus is required to be not less than $100,000 for the fiscal year ending December 31, 2014. Dr. Shih was paid a signing bonus in the amount of $50,000, which Dr. Shih is required to repay to the Company if, prior to the one-year anniversary of his employment date, Dr. Shih terminates his employment or the Company terminates his employment for cause (as such term is defined in the Shih Employment Agreement). Dr. Shih was also awarded 230,000 shares of restricted common stock, a pro rata portion of which will vest quarterly during the 3 years following his employment date.

The Shih Employment Agreement contemplates that Dr. Shih’s employment will be for a two-year term and may be automatically extended for successive one-year periods unless (i) Dr. Shih gives notice of non-extension to the Company no later than ninety (90) days prior to the expiration of the Shih Employment Agreement, (ii) Dr. Shih’s employment is terminated or (iii) the Company delivers notice to Dr. Shih no later than thirty (30) days prior to the expiration of the Shih Employment Agreement.

In the event Dr. Shih’s employment is terminated (i) by the Company other than for cause or a regulatory inquiry termination (as such term is defined in the Shih Employment Agreement) or (ii) by Dr. Shih’s resignation following a material breach of a material term of the Shih Employment Agreement by the Company which has not been cured within 30 days following notice thereof, if such resignation occurs within 15 days at the end of the applicable 30-day cure period, then Dr. Shih will be entitled to receive a severance payment in an amount equal to his annual base salary (as such term is defined in the Shih Employment Agreement), any expenses owed to him under the Shih Employment Agreement, accrued vacation pay and payment of incentive compensation (as such term is defined in the Shih Employment Agreement) payable on the same schedule as if Dr. Shih had remained employed by the Company. If Dr. Shih chooses to resign for reasons other than a material breach of the Shih Employment Agreement by the Company, then Dr. Shih will forfeit any unvested incentive compensation that he received and will not be entitled to severance or any additional payments.

If Dr. Shih’s employment is terminated for cause then Dr. Shih will not be entitled to any further payments of any kind, except for payment of the base salary plus reimbursement of certain expenses.

In the event that Dr. Shih is no longer employed by the Company, any incentive compensation that has not vested prior to the date of termination will immediately be cancelled and not subject to further vesting.

Panoff Employment Agreement and Severance Agreement

On May 7, 2013, the Company entered into an employment agreement with Marc Panoff (the “Panoff Employment Agreement”), pursuant to which Mr. Panoff served as the Chief Financial Officer and Chief Accounting Officer of the Company. In accordance with the terms of the Panoff Employment Agreement, Mr. Panoff was paid (i) a base salary in the amount of $230,000 (subject to adjustments at the discretion of our Board of Directors), and (ii) at the sole discretion of our Board of Directors, an annual bonus award of up to 50% of Mr. Panoff’s then applicable base salary.

On September 15, 2014, the Company entered into a separation agreement and release (the “Separation Agreement”) with Mr. Panoff, pursuant to which Mr. Panoff’s employment with the Company will terminate, effective as of February 28, 2015 (the “Separation Date”). Under the terms of the Separation Agreement, Mr. Panoff will be entitled to receive: (i) severance payments equal to six months of his current base salary; (ii) 100% of his target bonus for 2014; (iii) accelerated vesting of 81,333 shares of restricted common stock of the Company; and (iv) benefits under the Company’s benefit plans, subject to the terms of each such plan, for the period commencing immediately after the Separation Date and ending on the date that is the earlier of (A) nine months following the Separation Date and (B) Mr. Panoff’s acceptance of new employment which offers benefits.

Outstanding Equity Awards At Fiscal Year End

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Stephen Aselage	5/28/2014	—		300,000	(1)	13.93	5/28/2024	—		—
	11/6/2014	—		300,000	(2)	10.09	11/6/2024	—		—
	11/6/2014	—		—		—	—	100,000	(3)	$1,009,000
Martin Shkreli	2/24/2014	66,667	(4)	333,333	(4)	$19.00	2/24/2024	—		—
Alvin Shih	6/1/2014	—		—		—	—	191,667	(5)	$2,637,908
Margaret Valeur-Jensen	11/17/2014	—		—		—	—	100,000	(7)	$945,000
Marc Panoff	5/20/2013	—		—		—	—	70,000	(1)	$490,000
	2/24/2014	—		—		—	—	75,000	(6)	$1,425,000

(1)	Such shares vest in quarterly installments during the 3 years following the date of grant.
(2)	Such shares vest in four equal quarterly installments starting on the one-year anniversary of the date of grant.
(3)	Such shares vest on the one-year anniversary of the date of grant.
(4)	Of the 400,000 shares, (i) 200,000 shares vest over a period of twelve calendar quarters beginning on March 31, 2014, (ii) 100,000 of which vested upon such time as the Company’s revenues meet or exceed $50 million in the aggregate over any consecutive four fiscal quarter period (but no earlier than February 24, 2015), (iii) 50,000 of which vested upon such time as the trailing twenty day average of the closing price of the Company’s common stock equals or exceeds $25 per share (but no earlier than February 24, 2015) and (iv) 50,000 of which vested upon such time as the trailing twenty day average of the closing price of the Company’s common stock equals or exceeds $33 per share (but no earlier than February 24, 2016).
(5)	A pro rata portion of the shares vest in quarterly installments during the 3 years following his employment date.
(6)	Such shares vest in quarterly installments during the 3 years following his employment date.
(7)	Such shares vest on November 1, 2015.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that was earned by each of our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Cornelius E. Golding	18,750	201,800	252,250	—	472,800
Jeffrey Paley	18,750	—	—	—	18,750
Steven Richardson	—	201,800	252,250	—	454,050
Gary Lyons	—	209,600	307,800	—	517,400
Jeffrey Meckler	—	209,600	307,800	—	517,400

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards granted during 2014 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). These amounts do not reflect the actual economic value that will be realized by the director in connection with such equity awards.

Our Board of Directors has adopted a compensation policy applicable to all of our non-employee directors that provides that each such non-employee director receives the following compensation for service on our Board of Directors:

•	an annual cash retainer of $45,000;

•	an additional annual cash retainer of $11,250 for service as chairman of the Board of Directors;

•	an additional annual cash retainer of $10,000 for service as a member of the Audit Committee ($15,000 for service as the chairman of the Audit Committee), $7,500 for service as a member of the Compensation Committee ($10,000 for service as the chairman of the Compensation Committee), and $5,000 for service as a member of the Nominating and Corporate Governance Committee ($7,500 for service as the chairman of the Nominating and Corporate Governance Committee);

•	upon first joining our Board of Directors, an automatic initial grant of an option to purchase 40,000 shares of our common stock and 20,000 restricted shares of common stock; and

•	for each non-employee director whose term continues on the date of our annual meeting each year, an automatic annual grant of an option to purchase 20,000 shares of our common stock and 10,000 restricted shares of common stock.

Each of the initial equity grants under our director compensation policy described above vests over a three year period following the date of grant, subject to the director continuing to provide services to us during such period. Each of the annual equity grants under our director compensation policy described above vests over a one year period following the date of grant, subject to the director continuing to provide services to us during such period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of our Board of Directors has ever been our officer or employee nor has anyone who was a member in 2014 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for our proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Retrophin stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Retrophin, Inc., Secretary, 777 Third Avenue, 22nd Floor, New York, NY 10117. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014, is available without charge upon written request to: Retrophin, Inc., Secretary, 777 Third Avenue, 22nd Floor, New York, NY 10117.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Margaret Valeur-Jensen, Ph.D., J.D.
General Counsel

New York, New York

            , 2015

APPENDIX A

Stock Options1

Recipient	Grant Date	Shares Subject to Option	Exercise Price	Expiration Date
Shlomo Ovadia	5/9/2014	20,000	$11.47	5/8/2024
Steve Rodems	5/9/2014	50,000	$11.47	5/8/2024
Tracy Kane	5/9/2014	20,000	$11.47	5/8/2024
Tricia Sterling	8/4/2014	60,000	$10.76	8/3/2024
Viral Desai	8/18/2014	20,000	$11.99	8/17/2024
Vince Wintermute	6/11/2014	50,000	$11.30	6/10/2024
Wayne Deats	6/23/2014	15,000	$11.63	6/22/2024
William Vasilko	8/11/2014	15,000	$12.51	8/10/2024
Atman Dholakia	7/14/2014	5,000	$11.10	7/13/2024
Adrian Garcia	8/4/2014	10,000	$10.76	8/3/2024
Anton Graves	8/11/2014	15,000	$12.51	8/10/2024
Amanda Harring-Abbott	2/24/2014	25,000	$19.00	2/23/2024
Andrew Hooper	5/22/2014	50,000	$13.26	5/21/2024
Andrew Spaziani	8/4/2014	15,000	$10.76	8/3/2024
Charlotte H. Brennand	5/9/2014	25,000	$11.47	5/8/2024
Christopher Cline	8/11/2014	40,000	$12.51	8/10/2024
Carianne Shaunessy	8/11/2014	15,000	$12.51	8/10/2024
Charles Tyler	5/9/2014	40,000	$11.47	5/8/2024
David Berlove	8/11/2014	20,000	$12.51	8/10/2024
Dyan Bryson	6/30/2014	50,000	$11.74	6/29/2024
Danhua Chen	5/9/2014	50,000	$11.47	5/8/2024
Dainius Macikenas	7/3/2014	15,000	$12.82	7/2/2024
Dean Wagner	7/7/2014	10,000	$11.80	7/6/2024
Edward Kallel	5/9/2014	50,000	$11.47	5/8/2024
Elizabeth Aselage	7/1/2014	2,500	$12.31	6/30/2024
Elena Korobetskaya	2/24/2014	40,000	$19.00	2/23/2024
Jonathan Ariza	6/16/2014	5,000	$11.25	6/15/2024
Joseph Battaglia	8/1/2014	10,000	$10.53	7/31/2024
Juan Betanzo	5/9/2014	25,000	$11.47	5/8/2024
Jordan Brown	7/1/2014	7,500	$12.31	6/30/2024
John Fiorito	5/9/2014	50,000	$11.47	5/8/2024
John Leach	5/9/2014	50,000	$11.47	5/8/2024
Josephine Matta	6/16/2014	60,000	$11.25	6/15/2024
John Ridge	6/9/2014	50,000	$11.20	6/8/2024
Jenna Swan	8/18/2014	5,000	$11.99	8/17/2024
Kristina Capiak	5/9/2014	10,000	$11.47	5/8/2024
Kimberly Langenbach	7/14/2014	40,000	$11.10	7/13/2024
Katherine Lucey	5/9/2014	50,000	$11.47	5/8/2024
Kattherine Monahan	5/14/2014	40,000	$13.02	5/13/2024
Karl Odquist	6/23/2014	50,000	$11.63	6/22/2024
Kale Ruby	6/9/2014	50,000	$11.20	6/8/2024
Leah Cutler	8/18/2014	1,500	$11.99	8/17/2024
Martha Ho-Sing-Loy	5/9/2014	50,000	$11.47	5/8/2024
Meghan Kelly	2/24/2014	25,000	$19.00	2/23/2024

[1]	Unless otherwise specified in the applicable award agreement, each stock option granted under the Company’s 2014 Incentive Compensation Plan vests and becomes exercisable pro rata, on a quarterly basis, during the three years following the grant date of such stock option.

A-1

Recipient	Grant Date	Shares Subject to Option	Exercise Price	Expiration Date
Moorthy Palanki	5/19/2014	50,000	$13.10	5/18/2024
Maria Quinton	5/9/2014	20,000	$11.47	5/8/2024
Mabel Tse	5/14/2014	50,000	$13.02	5/13/2024
Patricia Brady	5/22/2014	40,000	$13.26	5/21/2024
Prashant Raykar	8/7/2014	10,000	$11.74	8/6/2024
Ross Goldstein	6/24/2014	40,000	$11.63	6/23/2024
Andrew Savage	8/18/2014	75,000	$11.99	8/17/2024
Brian Selby	2/24/2014	50,000	$19.00	2/23/2024
Brian Selby	5/9/2014	25,000	$11.47	5/8/2024
Jesse Shefferman	5/9/2014	100,000	$11.47	5/8/2024
Paul Stylianou	7/7/2014	100,000	$11.80	7/6/2024
Radko Komers	5/9/2014	60,000	$11.47	5/8/2024
Sonja Paige-Kirkwood	7/1/2014	1,500	$12.31	6/30/2024

Restricted Common Stock2

Recipient	Grant Date	Shares Subject to Award
Alvin Shih	6/1/2014	230,000

[2]	This restricted stock award vests in equal quarterly installments starting on July 1, 2014 and ending on July 1, 2017.

A-2